Your prompt return of the enclosed proxy card will save the postage expense of additional mailings. Your immediate attention to these materials is greatly appreciated.


                                      ITRON


Johnny M. Humphreys
President and
Chief Executive Officer



Dear Shareholder:

     On behalf of the Board of Directors, it is my pleasure to extend to you an invitation to attend the 1998 Annual Meeting of Shareholders of Itron, Inc. We hope you can join us. The Annual Meeting will be held:

                At:           DoubleTree Hotel - City Center
                              Spokane Falls Ballroom - Suite A
                              322 North Spokane Falls Court
                              Spokane, Washington 99201

                On:           Wednesday, May 6, 1998

                Time:         8:00 a.m.

     For  our  shareholders'   convenience,  a  continental  breakfast  will  be
available beginning at 7:30 a.m., at which time shareholders will have an opportunity to meet personally with the Company's directors and officers and discuss any questions they may have. The Annual Meeting will begin promptly at 8:00 a.m. The Notice of the Annual Meeting and the Proxy Statement accompany this letter.

     We know that many of our shareholders will be unable to attend the Annual Meeting. Proxies are solicited so that each shareholder has an opportunity to vote on all matters that are scheduled to come before the meeting. Whether or not you plan to attend, please take the time now to read the Proxy Statement and vote your shares by signing, dating and returning your proxy card promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised. Regardless of the number of Company shares you own, your presence by proxy is important for quorum purposes and your vote is important for proper corporate action.

     Thank you for your continuing interest in Itron. We look forward to seeing as many of you as possible at our Annual Meeting.

                                   Sincerely,



                                          Johnny M. Humphreys
                                          President and Chief Executive Officer


          Itron, Inc., P.O. Box 15288, Spokane, Washington 99215-5288;
                        (509) 924-9900 or (800) 635-5461

                                   ITRON, INC.

                            2818 North Sullivan Road
                            Spokane, Washington 99216



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 6, 1998



     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Itron, Inc. will be held at the DoubleTree Hotel - City Center, Spokane Falls Ballroom
- Suite A, 322 North Spokane Falls Court, Spokane, Washington, at 8:00 a.m., local time, on Wednesday, May 6, 1998 (the "Annual Meeting") for the following purposes:

         (1)      To elect two directors of the Company;

         (2) To approve the amendment of the Company's Employee Stock Purchase Plan;

         (3)      To ratify the appointment of the auditors of the Company; and

         (4) To transact such other business as may come before the meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on February 27, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person.

     To ensure representation at the Annual Meeting, shareholders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a Proxy.


                                By order of the Board of Directors



                                MariLyn R. Blair
                                Corporate Secretary

Spokane, Washington
April 1, 1998

                                      ITRON


                                 PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Itron, Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the DoubleTree Hotel - City Center, Spokane Falls Ballroom - Suite A, 322 North Spokane Falls Court, Spokane, Washington, at 8:00 a.m., local time, on Wednesday, May 6, 1998, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The principal executive offices of the Company are located at 2818 North Sullivan Road, Spokane, Washington 99216. It is expected that this Proxy Statement and accompanying Proxy will be mailed to shareholders on or about April 1, 1998.

Record Date and Outstanding Shares

     Holders of the Company's common stock (the "Common Stock") of record at the close of business on February 27, 1998, are entitled to notice of and to vote at the Annual Meeting. On that date, there were 14,637,041 shares of Common Stock outstanding.

Revocability of Proxies

     Shares represented at the Annual Meeting by properly executed Proxies in the accompanying form will be voted at the Annual Meeting and, where the shareholder giving the Proxy specifies a choice, the Proxy will be voted in accordance with the specification so made. A Proxy given for use at the Annual Meeting may be revoked by the shareholder giving the Proxy at any time prior to the exercise of the powers conferred thereby. A Proxy may be revoked either by
(i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's principal executive offices, either a written revocation or a duly executed Proxy bearing a later date or (ii) attending the Annual Meeting and voting in person, regardless of whether a Proxy has previously been given. Presence at the Annual Meeting will not revoke the shareholder's Proxy unless such shareholder votes in person.

Quorum and Voting

     Each shareholder will be entitled to one vote per share of Common Stock held. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors. The presence at the Annual Meeting, in person or represented by proxy, of holders of a majority of the outstanding Common Stock on the record date will constitute a quorum.

     A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions from voting on the election of directors have no effect on the outcome of this proposal since the votes have not been cast in favor of any nominee. The proposals to approve the amendment of the Employee Stock Purchase Plan and to ratify the appointment of the Company's independent auditors will be approved if the votes duly cast in favor of the particular proposal exceed the votes duly cast against the proposal. Abstentions from voting on either of these proposals will have no impact on the outcome of the proposal since no vote has been cast for or against the proposal. There can be no broker nonvotes on any of these matters since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to all of the matters being presented to shareholders for approval at the Annual Meeting.

                                     ITEM 1

                              ELECTION OF DIRECTORS


     The Board of Directors is divided into three classes, with each director of the Company generally holding office for a three-year term or until his or her successor has been elected and qualified. At the Annual Meeting, two directors are to be elected for a term of three years until 2001 or, in each case, until his respective successor shall be elected and shall qualify. Unless authority to do so is withheld, the persons named as proxies in the accompanying Proxy will vote for the election of the nominees listed below. The Board of Directors has no reason to believe that any such nominee will be unable to serve as a director. If, however any such nominee shall become unavailable, the persons named as proxies will have discretionary authority to vote for a substitute nominee. Assuming the election of Messrs. Redmond and Humphreys as directors at the Annual Meeting, Mr. Humphreys is expected to be appointed Chairman of the Board. Mr. Redmond, who has served as the Company's Chairman since, 1987, would relinquish that title but would continue to serve as a director of the Company.


Nominees to Serve Until 2001

     Paul A. Redmond (age 61) has served as Chairman of the Board of Directors of the Company since 1987. He is Chairman of the Board and Chief Executive Officer of The Washington Water Power Company ("WWP"). Mr. Redmond joined WWP in 1965, where he has held numerous management and executive positions prior to his being elected to his current position in 1985. Mr. Redmond also serves as a director of Washington RoundTable, U.S. Bancorp, and Hecla Mining Co., as well as Pentzer Corporation and other various subsidiaries and affiliates of WWP.

     Johnny M. Humphreys (age 60) has been President, Chief Executive Officer and a director of Itron since 1987. From 1975 to 1986, Mr. Humphreys was employed by Datachecker Systems, Inc. ("Datachecker"), a subsidiary of National Semiconductor Corporation ("NSC"), in various executive positions, including President from 1980 to 1986. In 1986, Mr. Humphreys was appointed Senior Vice President of NSC's Information Systems Group and was responsible for strategic planning for three operating divisions, National Advanced Systems, Microcomputer Products Group and Datachecker.


Continuing Directors

     Michael B. Bracy (age 56) has been a director of the Company since 1992. Mr. Bracy's term as a director expires in 2000. Until his retirement in August 1997, Mr. Bracy was Executive Vice President, Chief Financial Officer and a director of NorAm Energy Corp. ("NorAm"), previously known as Arkla, Inc., an integrated natural gas company. After joining NorAm in 1984, he held various executive positions, including Chief Executive Officer of the Arkla Pipeline Group. Prior to his joining NorAm, Mr. Bracy served as Executive Vice President and Chief Financial Officer of El Paso Natural Gas Company, which he joined in 1977.

     Ted C. DeMerritt (age 66) has been a director of the Company since 1994. Mr. DeMerritt's term as a director expires in 1999. Mr. DeMerritt has been employed by Olsy North America, which develops and implements system solutions for the financial services and retail industries, and its predecessor, ISC Systems Corporation, since 1980, where he currently serves as its Chairman. From 1963 to 1980, he was with Sacramento Savings and Loan Association, where he served as Controller/Senior Vice President in charge of the Savings and Operations Division. Mr. DeMerritt is a Trustee of the Washington State University Foundation.

     Jon E. Eliassen (age 51) has been a director of the Company since 1987. Mr. Eliassen's term as a director expires in 1999. Mr. Eliassen is Senior Vice President and Chief Financial Officer of WWP. He joined WWP in 1970 and held numerous positions within the finance department prior to assuming his current responsibilities in 1986. He also serves as a director of Northwest Venture
Partners Corporation and Pentzer Corporation as well as other various subsidiaries and affiliates of WWP.

     Mary Ann Peters (age 54) has been a director of the Company since 1994. Ms. Peters' term as director expires in 2000. Ms. Peters is Managing Director of McGillicuddy and Peters, a business and marketing consultancy she founded in 1984. She began her marketing career with International Business Machines Corporation in 1972 and subsequently held a variety of marketing positions with General Electric Company, Wells Fargo and Company, Inc., Atari Corp. and Apple Computer, Inc.

     Stuart Edward White (age 47) has been a director of the Company since 1996. Mr. White's term as a director expires in 1999. Mr. White has been Executive Vice President of Itron, and Chairman of Utility Translation Systems, Inc. ("UTS"), since October 1997. Prior to founding UTS, which was acquired by Itron in March 1996, Mr. White held numerous engineering and marketing management positions with Westinghouse Electric Corporation, Meter Division, for 13 years.

Graham M. Wilson (age 53) has been a director of the Company since 1990.
     Mr. Wilson's term as a director expires in 2000. Mr. Wilson has been employed by Westcoast Energy Inc., a major Canadian natural resource company, since 1988, where he is currently Executive Vice President and Chief Financial Officer. From 1983 to 1988, he was Vice President, Finance and Administration of Petro-Canada Inc. Mr. Wilson also serves as a director of Union Gas Limited, Pacific Northern Gas Ltd. and Centra Gas, Inc., all of which are affiliates of Westcoast Energy, Inc.

Compensation of Directors

     Nonemployee directors receive an annual $8,000 retainer which is payable quarterly. In addition, nonemployee directors receive $800 for each Board meeting attended ($900 for the Chairman of the Board) and $800 for each Committee meeting attended ($900 for each of those Committee meetings at which they serve as chairperson). Under the Company's 1992 Stock Option Plan for Nonemployee Directors, nonemployee directors receive stock option grants to purchase 10,000 shares of the Company's Common Stock upon their initial appointment or election as a director and option grants to purchase 2,000 shares of the Company's Common Stock annually thereafter. The exercise price of such options is the fair market value of the Common Stock on the date of grant. Such options are fully vested and immediately exercisable on the date of grant.

Information on Committees of the Board of Directors and Meetings

     The Company's Board of Directors has established an Audit/Finance Committee and a Compensation Committee.

     The Audit/Finance Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit/Finance Committee consists of Jon E. Eliassen, Graham M. Wilson and Ted C. DeMerritt and held eight meetings during 1997.

     The Compensation Committee is responsible for setting compensation levels for the Company's executive officers, overseeing the administration of various incentive compensation and benefit plans and performing such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of Paul A. Redmond, Michael B. Bracy and Mary Ann Peters. The Compensation Committee held seven meetings in 1997.

     During 1997 there were seven Board meetings. All Board members attended at least 75% of the meetings of the Board and each committee of which they were a member.

                                     ITEM 2

                          APPROVAL OF AMENDMENT OF THE
                    ITRON, INC. EMPLOYEE STOCK PURCHASE PLAN


     The Company's 1996 Employee Stock Purchase Plan (the "Plan") provides a means for eligible employees of the Company and its subsidiaries to purchase shares of Itron Common Stock under favorable terms through payroll deductions. Approximately 890 employees are eligible for participation in the Plan, including each of the executive officers named in the compensation table and eight other executive officers. Nonemployee directors of the Company are not eligible to participate in the Plan. The Plan, which was approved by the Shareholders on April 30, 1996, has an aggregate of 80,000 shares of Itron stock authorized to be available for issuance. On February 10, 1998, the Company's Board of Directors unanimously adopted an amendment to the Plan that, subject to shareholder approval, would authorize an additional 100,000 shares to be available for future issuance under the Plan. As of the date of this Proxy Statement, approximately 16,000 shares remained available for future issuance under the Plan.

     The Board believes that the allocation of additional shares to the Plan will promote the interests of the Company and its shareholders by assisting the Company in attracting, retaining, and stimulating the performance of employees, and by aligning employees' interests through their purchases of the Company's Common Stock with the interests of shareholders.

     A copy of the Plan is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following description of the Plan as proposed to be amended is a summary and does not purport to be a complete description. See Appendix A for more detailed information.

     Eligible employees under the Plan are those who have completed three months of service, work more than 20 hours each week, and are employed more than five months in any calendar year. Employees who own 5% or more of Itron Common Stock are not eligible to participate in the Plan. Eligible employees may authorize payroll deductions between 1% and 10% of their regular cash compensation. Such deductions are applied toward the discounted purchase of the Company's Common Stock, subject to a maximum fair market value purchase amount in any calendar year of $25,000.

     Separate six-month offering periods ("Offerings") commence on January 1 and July 1 of each year. Each Offering period consists of two consecutive purchase periods ("Purchase Periods") commencing on January 1, April 1, July 1 and October 1. On the last business day of each Purchase Period (the "Purchase Date"), the employee is deemed to have exercised the right to purchase as many shares as his or her accumulated payroll deductions allow, at the purchase price. The purchase price is 85% of the lesser of (a) the fair market value of the stock on the first business day of the Offering, or (b) the fair market value of the stock on the Purchase Date.

         An aggregate of 180,000 shares of Itron stock are authorized for issuance under the Plan, subject to adjustment from time to time for stock dividends and certain other changes in capitalization as provided in the Plan. An employee's right to acquire Itron stock under the Plan is not transferable and may not be exercised after termination of employment.

     The Company intends that the Plan qualifiy as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Section 423 allows an employer to grant options to its employees to purchase company stock at a stipulated price without having the employees realize taxable income at the time the option is granted or when exercised. The basis of the stock received on exercise of an option under this Plan is the exercise price paid for the stock. The required holding period for favorable tax treatment upon disposition of the Itron Common Stock acquired under the Plan is the later of two years after the grant date or one year after the purchase date. When the stock is sold after this holding period, the employee will realize ordinary income up to the amount of any discount (up to a maximum of 15%) from the fair market value of the Itron Common Stock as of the grant date. Any further gain is taxed at capital gain rates. If the stock is sold before the holding period expires, the employee will realize ordinary income to the extent of the difference between the price actually paid for the stock and the fair market value of the stock at the purchase date, regardless of the price at which the stock is sold. If the sale price is less than the fair market value of the stock at the purchase date, then the employee will have a capital loss equal to such difference.

     The Company may not take a deduction for the difference between the fair market value of the stock and the purchase price paid for the stock by the employee unless the employee disposes of the stock before the statutory holding period expires.

     The Compensation Committee of the Board of Directors is authorized to serve as the Administrator of the Plan. Subject to the terms and conditions of the Plan, the Administrator may set different Offering and Purchase Periods and, subject to the maximum allowable discount described above, a different purchase price for an Offering period. The closing price of a share of Itron Common Stock on February 27, 1998, was $21.125, as reported by the Nasdaq National Market.

     The Board of Directors recommends that shareholders vote FOR approval of the amendment of the Company's Employee Stock Purchase Plan.


                                     ITEM 3
                            RATIFICATION OF AUDITORS

     Shareholders are asked to ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 1998. Unless instructed otherwise, it is the intention of the persons named in the accompanying Proxy to vote shares represented by properly executed Proxies for ratification of the selection of Deloitte & Touche LLP as independent auditors.

     Deloitte & Touche LLP audited the books and records of the Company for the fiscal years ended December 31, 1995, 1996 and 1997. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as independent auditors.


                                 OTHER BUSINESS

     The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             EXECUTIVE COMPENSATION


Compensation Summary

     The following table sets forth certain information as to Itron's Chief Executive Officer and each of the four other most highly compensated executive officers who were executive officers at December 31, 1997, for services rendered in all capacities for the Company during the fiscal years ended December 31, 1997, 1996 and 1995.

Summary Compensation Table

                                                  Annual                     Long-Term
                                               Compensation                 Compensation
                                -----------------------------------------  ---------------
                                                                             Securities
                                                                             Underlying     All Other
Name and Principal Position         Year          Salary      Bonus (1)       Options      Compensation(2)
---------------------------         ----          ------      ------          -------      ------------
Johnny M. Humphreys                 1997          $378,706    $196,409         70,000        $24,339
President and Chief Executive       1996           363,142       -                -           14,958
Officer                             1995           306,633     140,190            -           12,556


Carl Robert Aron (3)                1997           315,588     173,674         30,000         13,051
Executive Vice President and        1996           299,986        -            70,000         56,778
Chief Strategist                    1995            27,500     163,379         60,000


David G. Remington (4)              1997           262,990     124,572         40,000         11,000
Vice President and                  1996           208,654       6,200         45,000          8,708
Chief Financial Officer             1995               -           -              -              -


Richard G. Geiger                   1997           210,392     91,657          12,000         35,333
Senior Vice President and           1996           200,000       -             22,000         21,181
General Manager, Technical          1995           188,468     72,128          12,000          6,803
Management

Michael J. O'Callaghan             1997            210,392     101,657         12,000         12,000
Senior Vice President and          1996            206,494        -            17,500          9,206
General Manager, Global            1995            176,597      66,730         10,000          6,307
Handheld & Mobile Systems



-----------

(1) Includes amounts paid under the Company's Executive Compensation Plan, certain incentive bonuses, and a signing bonus for Mr. Aron paid in 1995.

(2) For the year ended December 31, 1997, consists of matching contributions to a 401(k) savings plan ($4,750 for Messrs. Humphreys, Aron, Remington, Geiger and O'Callaghan) and matching contributions to a deferred compensation plan ($13,250, $7,500, $6,250, $5,250, and $5,250 for each of
     Messrs. Humphreys, Aron, Remington, Geiger and O'Callaghan, respectively). Also includes $6,339 of reimbursed medical and other expenses for Mr. Humphreys, $801 for reimbursed medical and other expenses for Mr. Aron, a non-recurring $25,333 for bonus based on royalties paid pursuant to a development partnership for Mr. Geiger, and $2,000 for reimbursed medical and other expenses for Mr. O'Callaghan.

(3)  Mr. Aron joined the Company in November 1995.

(4)  Mr. Remington joined the Company in February 1996.

Option Grants

     The following table sets forth certain information regarding options granted during the year ended December 31, 1997 to the Company's executive officers for whom compensation is reported in this Proxy Statement.

                              Option Grants in 1997

                                               Individual Grants
                          ------------------------------------------------------------- -------------------------

                                          Percent of                                     Potential Realizable
                            Number of    Total Options     Exercise                    Value at Assumed Annual
                             Options      Granted to         Price      Expiration       Rates of Stock Price
           Name            Granted (1)   Employees in      ($/Share)     Date (1)            Appreciation
                               (2)      Fiscal Year (2)                                  for Option Term (2)
                          ------------- ---------------- -------------- ------------- ---------------------------
                                                                                      ------------- -------------
                                                                                           5%            10%
                                                                                      ------------- -------------
 Johnny M. Humphreys           35,000        4.15%             $22.38      2/03/07         $492,503    $1,248,100
                               35,000        4.15%              21.06      4/29/07          463,613     1,174,887

 Carl Robert Aron              30,000        3.56%              21.06      4/29/07          397,383     1,007,046

 David G. Remington            20,000        2.37%              22.38      2/03/07          281,430       713,200
                               20,000        2.37%              21.06      4/29/07          264,922       671,364

 Richard G. Geiger             12,000        1.42%              21.06      4/29/07          158,953       402,818

 Michael J. O'Callaghan        12,000        1.42%              21.06      4/29/07          158,953       402,818


(1) The options vest on a four-year schedule, with the options becoming fully exercisable on February 3, 2001 and April 29, 2001, respectively provided the holder remains employed by the Company. The exercise price of the options is the fair market value of the Company's stock on the date of grant.

(2) Future value of current year grants assuming appreciation of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth on the table.


Option Exercises and Year-End Values

     The following table sets forth certain information regarding options exercised during the year ended December 31, 1997, and held as of December 31, 1997 by each of the Company's executive officers for whom compensation is reported in this Proxy Statement.

       AGGREGATED OPTION EXERCISES AND 1997 FISCAL YEAR-END OPTION VALUES

                                                                                         Value of Unexercised
                                                      Total Number of Unexercised        in-the-Money Options
                                                      Options at Fiscal Year-End        at Fiscal Year-End(1)
                                                     ------------------------------ ---------------------------------
                       Shares Acquired      Value
    Name               on Exercise (#)   Realized $   Exercisable    Unexercisable      Exercisable     Unexercisable
    ----               ----------------- ------------ ------------- ----------------- ---------------- ---------------
Johnny M. Humphreys                -             -          -             70,000               -               -
Carl Robert Aron                   -             -        47,499         112,501          $   4,375         $13,125
David G. Remington                 -             -        15,000          70,000              3,750           7,500
Richard  G. Geiger             8,750      $184,188        61,500          27,500            330,563           3,875
Michael J. O'Callaghan             -             -        45,207          24,293            180,802           3,073



(1) Calculated based on a price of $18.00 per share (the closing price of the Company's Common Stock on December 31, 1997 as reported by the Nasdaq National Market), less the exercise price.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Company's Board of Directors (the "Committee") annually reviews and recommends to the full Board compensation levels for executive officers of the Company. The Committee is comprised of Board members who are not employees of the Company.

     The Committee's primary objective in establishing compensation opportunities for the Company's executive officers is to support the Company's goal of maximizing the value of shareholders' interests in the Company. To achieve this objective, the Committee believes it is critical to:

     o Pay competitively to attract, retain and motivate a highly competent executive team;

     o Provide incentive opportunities that link corporate performance and executive pay and pay executives competitive levels of incentive compensation when corporate financial performance expectations are achieved; and

     o Align executives' financial interests with the creation of shareholder value by providing long-term incentives in the form of options to acquire Common Stock.

     The Committee makes recommendations to the Board of Directors pertaining to the Company's executive compensation plans which promote the objectives detailed above. The Committee periodically engages outside consultants to determine approximate compensation levels among executives in comparable jobs in comparable high-tech companies. The Committee believes that the Company's current compensation plans support the Company's business mission and contribute to the Company's financial success. Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. When consistent with its compensation philosophy, the Committee intends to structure its compensation programs so that compensation expense is deductible by the Company for tax purposes.

Base Salary

     The Committee annually reviews each executive officer's base salary. The factors that the Committee considers in making recommendations regarding base salary include: levels of pay among executives in similar jobs within similar high-tech companies, level of responsibility, prior experience, breadth of knowledge and job performance. Base salaries are targeted at the 50-75th percentile of the market. The market is defined as similar high-tech companies, nationwide, the annual revenues of which are approximately $250 million and which have similar executive level jobs. These companies are not necessarily the same as the companies included in the Nasdaq Computer Manufacturers Stock Index used in the performance graph. In general, in 1997, base salaries for the executive officers are near the 75th percentile of the market.

     With respect to the Chief Executive Officer's compensation in 1997, the Committee determined that a $378,000 base salary for Mr. Humphreys was appropriate and consistent with the Company's overall salary plan. The Committee believes that it is important that Mr. Humphreys' base salary be competitive with those of other chief executive officers with similar responsibilities and broad leadership experience in the market defined above because the Committee recognizes and highly values Mr. Humphreys' visionary leadership, breadth of knowledge, and business and utility experience, all of which have contributed significantly to the success of the Company.

     Due to an emphasis on cost containment in 1997, all executive officers deferred any increase in base salary until certain year end performance targets were met. Those targets were met, and each executive officer was paid a lump sum payment for their salary deferral along with earned bonus amounts. The lump sum salary deferral has been included in the summary compensation table as "base salary." In 1998, the Committee plans to return to the customary practice of providing annual reviews of each executive officer's base salary with the increase being effective at the beginning of the calendar year.

Executive Incentive Compensation Plan ("EIC Plan")

     The EIC plan provides the opportunity for executive officers to earn both annual and long-term incentives in addition to their base salaries. The Committee believes that having as much or more than 50% of an executive officer's total compensation at risk fosters achievement of the Company's short-term and long-term financial performance goals.

     Annual Incentives: The Compensation Committee each year establishes annual financial goals which relate to one or more indicators of corporate financial performance and targets amounts as a specified percentage of the executive officer's salary. For 1997, such percentages ranged from 35% to 50% of base salary. Incentive awards are paid to participating executives under the EIC Plan only when the established financial goals are achieved. Depending on the extent to which corporate goals are achieved, an executive officer may be entitled to receive from zero up to 150% of such targeted award. For 1997, the annual incentive award opportunity was contingent upon attaining an established level of revenues and net profit after tax. These goals were achieved at approximately the 100% level in 1997. Payouts relating to annual incentives under the EIC Plan are made in cash. Annual incentive payments are reflected in the Summary Compensation Table under the column entitled "Bonus".

     Long-Term Incentives: Long-term incentives consist of stock options. The number of stock options granted is determined by the recipient's position and amount of options currently held, and is intended to recognize different levels of responsibility. The Compensation Committee granted Johnny Humphreys options to purchase a total of 70,000 shares of Common Stock in 1997. These are the first option grants Mr. Humphreys has received from the Company. Previously Mr. Humphreys had the option to purchase stock through a Stock Purchase Agreement which has since expired. All options are granted with an option exercise price equal to the fair market value of the Company's Common Stock on the date of grant. This closely links a significant portion of executive compensation to benefits produced for all shareholders.







                      Members of the Compensation Committee

                Paul A. Redmond Michael B. Bracy Mary Ann Peters

Performance Graph

     The following graph compares the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Nasdaq U.S. Stock Market and the Nasdaq Computer Manufacturers Stocks for the period beginning November 5, 1993, the first day of trading as a public company and ending December 31, 1997, the end of the Company's latest fiscal year.

            Comparison of Cumulative Total Return Among Itron, Inc.,
         Nasdaq Computer Manufacturers Stocks and Nasdaq US Stock Market
             (For the period November 5, 1993 to December 31, 1997)


                                          5-Nov-89  31-Dec-93   31-Dec-94  30-Dec-95   29-Dec-96   31-Dec-97

Itron, Inc.                               $100        $133       $150        $250        $130     $133
Nasdaq Computer Manufacturers Stock       $100        $108       $119        $187        $251     $304
Nasdaq U.S. Stock Market                  $100        $105       $102        $144        $178     $218

         The above presentation assumes $100 invested on November 5, 1993, in Itron Common Stock, Nasdaq Computer Manufacturers Stock and Nasdaq U.S. Market Stock, with all dividends reinvested. Stock prices shown above for the Common Stock are historical and not necessarily indicative of future price performance.

Section 16 (a) Beneficial Ownership Compliance Reporting

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that during the 1997 fiscal year all filing requirements applicable to its officers, directors and beneficial owners of greater than 10% were complied with by such persons.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


     The following table sets forth as of February 28, 1998 certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) each of the Company's executive officers for whom compensation is reported in this Proxy Statement, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to own beneficially more than 5% of the Common Stock. Except as otherwise noted, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.


                                                                              Shares Beneficially Owned
                           Name                                             Number                  Percent
-----------------------------------------------------------         -----------------------  ----------------------
Directors and  Executive Officers:
Johnny M. Humphreys (1)                                                     199,293                   1.36%
Carl Robert Aron (2)                                                         47,761                       *
David G. Remington (3)                                                       24,209                       *
Richard G. Geiger (4)                                                        62,981                       *
Michael J. O'Callaghan (5)                                                   46,296                       *
Paul A. Redmond (6)                                                          22,000                       *
Jon E. Eliassen (7)                                                          16,000                       *
Michael B. Bracy (8)                                                         17,000                       *
Graham M. Wilson (9)                                                         17,000                       *
Ted C. DeMerritt (10)                                                        16,150                       *
Mary Ann Peters (11)                                                         14,000                       *
All directors and executive officers as a group                           1,398,878                   9.56%
(19 persons) (6) (7) (8) (9) (10) (11) (12)

Greater than 5% Shareholders:
Kopp Investment Advisors, Inc. (13)                                       3,030,384                    20.70%
6600 France Ave. South, Suite 672
Edina, MN  55435

Franklin Resources Inc. (14)                                              1,800,423                    11.90%
777 Mariners Island Blvd.
San Mateo, CA  94404

Houston Industries (15)                                                   1,502,547                    10.27%
P.O. Box 2628
Houston, TX  77252

------------------
*    Less than 1%.

1. Includes 8,750 shares issuable upon exercise of outstanding options that are exercisable by Mr. Humphreys within 60 days at a weighted average exercise price of $22.38 per share. Also includes 2,814 shares of common stock held for Mr. Humphreys' individual account under the Company's 401(k) employee savings plan. Also includes 300 shares held by Mr. Humphreys as custodian under UGMA for his granddaughter and 300 shares held by Mr. Humphreys as custodian under UGMA for his grandson.

2. Includes 47,499 shares issuable upon exercise of outstanding options that are exercisable by Mr. Aron within 60 days at a weighted average exercise price of $24.26 per share. Also includes 262 shares of Common Stock held for Mr. Aron's individual account under the Company's 401(k) employee savings plan.

3. Includes 20,000 shares issuable upon exercise of outstanding options that are exercisable by Mr. Remington within 60 days at a weighted average exercise price of $18.91 per share. Also includes 209 shares of Common Stock held for Mr. Remington's individual account under the Company's 401(k) employee savings plan.

4. Includes 61,500 shares issuable upon exercise of outstanding options that are exercisable by Mr. Geiger within 60 days at a weighted average exercise price of $12.63 per share. Also includes 1,481 shares of Common Stock held for Mr. Geiger's individual account under the Company's 401(k) employee savings plan.

5. Includes 45,207 shares issuable upon exercise of outstanding options that are exercisable by Mr. O'Callaghan within 60 days at a weighted average exercise price of $14.00 per share. Also includes 1,089 shares of common stock held for Mr. O'Callaghan's individual account under the Company's 401(k) employee savings plan.

6. Includes 19,500 shares issuable to Mr. Redmond upon exercise of outstanding options at a weighted average exercise price of $23.51 per share. Excludes 291,788 shares held by Avista Corporation, a subsidiary of WWP, as to which Mr. Redmond disclaims beneficial ownership. Mr. Redmond is a director of WWP.

7. Includes 16,000 shares issuable to Mr. Eliassen upon exercise of outstanding options at a weighted average exercise price of $27.36 per share. Excludes 291,788 shares held by Avista Corporation, a subsidiary of WWP, as to which Mr. Eliassen disclaims beneficial ownership.

8. Includes 17,000 shares issuable to Mr. Bracy upon exercise of outstanding options at a weighted average exercise price of $26.54 per share.

9. Includes 17,000 shares issuable to Mr. Wilson upon exercise of outstanding options at a weighted average exercise price of $26.54 per share. Excludes 608,340 shares held by Centra, as to which Mr. Wilson disclaims beneficial ownership. Mr. Wilson is a director of Centra Gas Inc.

10.  Includes  16,000  shares  issuable  to  Mr.   DeMerritt  upon  exercise  of
     outstanding options at a weighted average exercise price of $27.27 per share.

11. Includes 14,000 shares issuable to Ms. Peters upon exercise of outstanding options at a weighted average exercise price of $28.73 per share.

12. Includes 389,575 shares issuable upon exercise of outstanding options that are held by executive officers and are exercisable within 60 days. Also includes 14,969 shares of Common Stock held for such officers' individual accounts under the Company's 401(k) employee savings plan and 62 shares held for such officers' individual accounts under the Company's employee stock ownership plan.

13. Information is based on a Schedule 13G dated February 9, 1998 filed by Kopp Investment Advisors, Inc. and LeRoy Kopp with the Securities and Exchange Commission. Such filing indicates that Kopp Investment Advisors, Inc. has shared investment discretion over 2,770,384 of these shares, has sole investment discretion over 140,000 of these shares, and has sole voting power over 359,000 of these shares. In addition, such filing indicates that Mr. Kopp has sole investment and voting power over 120,000 of these shares.

14. Information is based on a Schedule 13G dated January 30, 1998, as amended February 4, 1998, filed by Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. with the Securities and Exchange Commission. Includes 495,733 shares of Common Stock that are issuable upon the conversion of $11,750,000 of the Company's Convertible Subordinated Debentures.

15. Information is based on a Schedule 13D dated October 15,1997 filed by Houston Industries Incorporated, NorAm Energy Corp., and Arkla Finance Corporation with the Securities and Exchange Commission. Such filing indicates that these three entities share investment and voting power as to these shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Change of Control Agreements

     The Company has entered into Change of Control Agreements with some of its executive officers to provide compensation and benefits in the event of a change of control of the Company. Pursuant to such agreements, executive officers agree to remain employed by the Company on an annual basis and are compensated by an annual salary and bonus as determined by the Compensation Committee of the Board of Directors. In the event the employment relationship is terminated by the Company for other than cause or by the executive officer for good reason within the one year period following a change of control, the executive officer will receive any salary or bonus due to such executive officer, group insurance benefits for one-year after termination and severance pay equal to the annual base salary for the fiscal year in which the termination occurs. The executive officers will also receive such payments if their employment continues for the full one-year period following a change of control.

Employment Agreements

     Johnny M. Humphreys, President and Chief Executive Officer of the Company, is party to an Employment Agreement with the Company dated February 9, 1987. The only remaining operative provision of the Employment Agreement, which may be terminated by either party at any time, is if termination is by the Company, it is obligated to pay Mr. Humphreys' base salary and benefits for a six-month period.

     Carl Robert Aron, who joined the Company as Executive Vice President and Chief Operating Officer in November 1995, is party to an Employment Agreement with the Company. The Agreement provided for an initial base salary of $275,000, which was subsequently increased. In addition, a signing bonus of $150,000 was approved in November 1995 and paid to Mr. Aron in January 1996. The Agreement also provided for annual incentive bonus payments ranging from 50% to 75% of base salary depending on the Company's performance, and for an option grant of 100,000 shares of the Company's Common Stock at the fair market value of the Company's Common Stock on the date of grant. These options become vested ratably over a four-year period. The Agreement contains certain vesting acceleration clauses for termination, death, disability and changes in control. The Agreement was amended on December 17, 1997, and a further amendment is currently being finalized, As it is expected to be amended, the Employment Agreement will provide that Mr. Aron will serve as the Company's Executive Vice President and Chief Strategist at an annual salary of $315,000. The amended Employment Agreement will terminate on February 28, 1999, unless extended on a month-to-month basis thereafter through written agreement of the parties. Upon the termination of the Employment Agreement in accordance with its terms, or upon the earlier termination of Mr. Aron's employment for any reason, Mr. Aron will be entitled to receive a termination payment of $750,000 and certain bonus payments, and vesting of all outstanding options held by Mr. Aron will accelerate by 15 months.

     David G. Remington, who joined the Company as Vice President and Chief Financial Officer in February 1996, is party to an Employment Agreement with the Company. The Agreement provides for an initial base salary of $250,000 which may be increased annually by the Chief Executive Officer, subject to the approval of the Compensation Committee. The Agreement also provides for annual incentive bonus payments. The Agreement may be terminated by either party under certain conditions. If termination is by the Company for other than cause the Company is required to pay Mr. Remington an amount equal to his then current annual base salary. The Agreement also provided for an option grant of 45,000 shares of the Company's Common Stock at the fair market value of the Company's Common Stock on the date of the grant. These options become vested ratably over a three-year period. The Agreement contains certain vesting acceleration clauses for termination, death or disability.

Other Related Party Agreements

     In July 1995, the Company purchased its principal office and manufacturing facilities in Spokane, Washington, from Pentzer Development Corporation. Pentzer Development Corporation is a subsidiary of Pentzer Corporation, a significant shareholder of the Company and a subsidiary of WWP. Cash paid at closing was $2.4 million. The Company has a long-term note payable to Pentzer for $5.6 million related to the purchase. The principal balance of the note bears interest at a rate of 7.5% through July 1998 and 9% thereafter. Monthly payments of interest only are due through August 1998 with payments of principal and interest due from September 1998 to maturity in August 2015.

     In May 1996, the Company purchased an additional facility from Pentzer Development Corporation for its manufacturing and engineering operations. Of the total purchase price, $210,000 was paid at closing with the remaining $840,000 due under a note payable. The note payable bears interest-only payments at 7.5% through June 1, 1999 and then principal and interest payments at 8.5% through maturity on June 1, 2019.


                     ANNUAL REPORT AND FINANCIAL STATEMENTS

     A copy of the Company's Annual Report to Shareholders for the year 1997, including financial statements, accompanies this Proxy Statement.


                             ADDITIONAL INFORMATION

Shareholder Proposals

     Shareholder proposals intended for inclusion in the proxy materials for the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than December 1, 1998.

     Such proposals should be directed to the Corporate Secretary, Itron, Inc., 2818 North Sullivan Road, P.O. Box 15288, Spokane, Washington 99215-5288.

Proxy Solicitation Costs

     The Company has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, to aid in the solicitation of Proxies. It is estimated that the cost of these services will be approximately $4,500 plus expenses. The cost of soliciting Proxies will be borne by the Company. Proxies will be solicited by personal interview, mail and telephone. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone.



                           ---------------------------



     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission, will be furnished without charge to beneficial shareholders or shareholders of record on February 27, 1998, upon request to Investor Relations at the Company's principal executive offices.

Appendix A

                                   ITRON, INC.

                        1996 EMPLOYEE STOCK PURCHASE PLAN


SECTION 1.  PURPOSE

         The purposes of the Itron, Inc. 1996 Employee Stock Purchase Plan (the "Plan") are to (a) assist employees of Itron, Inc., a Washington corporation (the "Company"), and its parent and subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) help employees provide for their future security and to encourage them to remain in the employment of the Company and its subsidiary corporations.

SECTION 2.  DEFINITIONS

     For purposes of the Plan, the following terms shall be defined as set forth below.

         "Board" means the Board of Directors of the Company.

         "Change Notice Date" has the meaning set forth in Section 9.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means Itron, Inc., a Washington corporation.

         "Designated Corporation" has the meaning set forth under the definition of "Eligible Employee" in this Section 2.

         "Eligible Compensation" means all regular cash compensation, including overtime, cash bonuses and commissions. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacations, sick leave or any other special payments.

         "Eligible Employee" means any employee of the Company (or any Parent Corporation or Subsidiary Corporation designated by the Plan Administrator (a "Designated Corporation")) who is in the employ of the Company (or any such Designated Corporation) on one or more Offering Dates and who meets the following criteria:

         (a) the employee does not, immediately after the Option is granted, own stock (as defined by Code Sections 423(b)(3) and 424(d)) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a Parent Corporation or Subsidiary Corporation of the Company;

         (b) the employee's customary employment is not 20 hours or fewer per week;

         (c) the employee's customary employment is for more than five months in any calendar year; and

         (d)      the employee has been employed for at least three months.

          If the Company permits any employee of a Designated Corporation to participate in the Plan, then all employees of that Designated Corporation who meet the requirements of this paragraph shall also be considered Eligible Employees.

         "ESPP Broker" has the meaning set forth in Section 10.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Offering" has the meaning set forth in Section 5.1.

         "Offering Date" means the first day of an Offering.

         "Offering Period" has the meaning set forth in Section 5.1.

         "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

         "Parent Corporation" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         "Participant" means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 6.1 and who has not withdrawn from the Offering or whose participation in the Offering is not terminated.

         "Plan" means the Itron, Inc. 1996 Employee Stock Purchase Plan.

         "Plan Administrator" means any committee of the Board designated to administer the Plan under Section 3.1.

         "Purchase Date" means the last day of each Purchase Period.

         "Purchase Period" has the meaning set forth in Section 5.2.

         "Purchase Price" has the meaning set forth in Section 8.

         "Stock" means the Common Stock, no par value, of the Company.

         "Subscription Date" means the last regular business day prior to an Offering Date.

         "Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3.  ADMINISTRATION

3.1      Plan Administrator
          The Plan shall be administered by the Compensation Committee of the Board, except to the extent that the Board appoints another committee or committees (which term includes subcommittees) consisting of one or more members of the Board to administer the Plan. Committee members shall serve for such terms as the Board may determine, subject to removal by the Board at any time. The administration of the Plan with respect to officers and directors of the Company who are subject to Section 16 of the Exchange Act with respect to securities of the Company shall comply with the requirements of Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect.

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3.2      Administration and Interpretation by the Plan Administrator
          Subject to the provisions of the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5). The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's officers or employees as it so determines.

SECTION 4.  STOCK SUBJECT TO PLAN

          Subject to adjustment from time to time as provided in Section 21, a maximum of 180,000 shares of Stock shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company. Any shares of Stock that have been made subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option shall again be available for issuance in connection with future grants of Options under the Plan.

SECTION 5.  OFFERING DATES

5.1      Offering Periods
          Except as otherwise set forth below, the Plan shall be implemented by a series of Offerings (each, an "Offering"). Offerings shall commence on January 1 and July 1 of each year and end on the next June 30 and December 31, respectively, occurring thereafter. Notwithstanding the foregoing, the Plan Administrator may establish (a) a different term for one or more Offerings and (b) different commencing and ending dates for such Offerings; provided, however, that an Offering Period (the "Offering Period") may not exceed five years; and provided further that if the Purchase Price may be less than 85% of the fair market value of the Stock on the Purchase Date, the Offering Period may not exceed 27 months. An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time. In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.

5.2      Purchase Periods
          Each Offering Period shall consist of two consecutive Purchase Periods (each, a "Purchase Period"). The last day of each Purchase Period shall be the Purchase Date for such Purchase Period. Purchase Periods commencing on January 1, April 1, July 1 and October 1 shall end on the next March 31, June 30, September 30 and December 31, respectively. Notwithstanding the foregoing, the Plan Administrator may establish (a) a different term for one or more Purchase Periods and (b) different commencing dates and Purchase Dates for any such Purchase Period. In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

SECTION 6.  PARTICIPATION IN THE PLAN

6.1      Initial Participation
          An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Company's payroll office not later than the last business day before such Offering Date (the "Subscription Date") a subscription agreement indicating the Eligible Employee's election to participate in the Plan and authorizing payroll deductions. An Eligible Employee who does not deliver a subscription agreement to the Company's payroll office on or before the Subscription Date shall not participate in the Plan for that Offering Period or for any subsequent Offering Period, unless such Eligible Employee subsequently enrolls in the Plan by filing a subscription agreement with the Company by the Subscription Date for such subsequent Offering Period. The Plan Administrator may, from time to time, change the Subscription Date as deemed advisable by the Plan Administrator in its sole discretion for the proper administration of the Plan.

6.2      Continued Participation
          A Participant shall automatically participate in the next Offering Period until such time as such Participant withdraws from the Plan pursuant to Section 11.2 or terminates employment as provided in Section 13. If a Participant withdraws from an Offering pursuant to Section 11.1, the Participant is not required to file any additional subscription agreements for the next subsequent Offering in order to continue participation in the Plan. If a Participant is automatically withdrawn from an Offering at the end of a Purchase Period pursuant to Section 12, then the Participant shall automatically participate in the Offering Period commencing on the next regular business day.

SECTION 7.  LIMITATIONS ON RIGHT TO PURCHASE SHARES

7.1      $25,000 Limitation
          No Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, a Parent Corporation or a Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.1).

7.2      Pro Rata Allocation
          In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan only to the extent permitted by the Board or the Plan Administrator.

SECTION 8.  PURCHASE PRICE

          The purchase price (the "Purchase Price") at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 85% of the lesser of (a) the fair market value of the Stock on the Offering Date of such Offering and (b) the fair market value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Plan Administrator may establish a different Purchase Price for any Offering, which shall not be less than the Purchase Price set forth in the preceding sentence. The fair market value of the Stock on the Offering Date or on the Purchase Date shall be the closing price of the Stock as reported by the Nasdaq National Market (or any national stock exchange (an "exchange") on which the Stock is at the time listed or admitted to trading) for a single trading day. If no sales of the Stock were made on the Nasdaq National Market (or an exchange) on the transaction date, fair market value shall mean the closing price of a share of the Stock as reported for the next preceding day on which sales of the Stock were made on the Nasdaq National Market (or an exchange).

SECTION 9.  PAYMENT OF PURCHASE PRICE

9.1      General Rules
          Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant's Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible
     Compensation during each pay period shall be determined by the Participant's subscription agreement.

9.2      Change Notices
          During an Offering Period, a Participant may elect to decrease the amount withheld from his or her compensation by filing an amended subscription agreement with the Company's payroll office on or before the seventh day prior to the end of the pay period for which such election is to be effective (the "Change Notice Date"); provided, however, that the Plan Administrator may change such Change Notice Date from time to time.

9.3      Percent Withheld
          The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least 1% of the Participant's Eligible Compensation for such pay period, but shall not exceed 10% of the Participant's Eligible Compensation for such pay period. Amounts shall be withheld in only whole percentages.

9.4      Payroll Deductions
          Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.5      Memorandum Accounts
          Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant's compensation shall be credited to such account, but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

9.6      No Interest
          Interest shall not be paid on sums withheld from a Participant's compensation.

9.7      Acquisition of Stock
          On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of whole shares of Stock arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that in no event shall the number of shares of Stock purchased by the Participant exceed the number of shares of Stock subject to the Participant's Option. Fractional shares may be issued under the Plan only to the extent permitted by the Board or the Plan Administrator.

9.8      Refund of Excess Amounts
          Any cash balance remaining in the Participant's account shall be refunded to the Participant as soon as practical after the Purchase Date. In the event the cash to be returned to a Participant pursuant to the preceding sentence is in an amount less than the amount necessary to purchase a whole share of Stock, and the Board or the Plan Administrator has determined that fractional shares may not be issued, the Plan Administrator may establish procedures whereby such cash is maintained in the Participant's account and applied to the purchase of Stock in the subsequent Purchase Period or Offering Period.

9.9      Withholding Obligations
         At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

9.10     Termination of Participation
         No Stock shall be purchased on behalf of a Participant on a Purchase Date whose participation in the Offering or the Plan has terminated on or before such Purchase Date.

9.11     Procedural Matters
         The Plan Administrator may, from time to time, establish (a) limitations on the frequency and/or number of changes in the amount withheld during an Offering, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Plan Administrator in the Plan Administrator's sole discretion that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.12     Leaves of Absence
         During leaves of absence approved by the Company and meeting the requirements of Treasury Regulations Section 1.421-7(h)(2), a Participant may continue participation in the Plan by delivering cash payments to the Company's payroll office on the Participant's normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence.

SECTION 10.  EVIDENCE OF STOCK OWNERSHIP

         Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant's name at a stock brokerage or other financial services firm designated or approved by the Plan Administrator (the "ESPP Broker"). A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Stock must remain in the Participant's account at the ESPP Broker until the holding period set forth in Code Section 423(a) has been satisfied. With respect to shares of Stock for which the Code Section 423(a) holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant's choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code
Section 423(a) holding period.

SECTION 11.  VOLUNTARY WITHDRAWAL

11.1     Withdrawal From an Offering
         A Participant may withdraw from an Offering by signing and delivering to the Company's payroll office a written notice of withdrawal on a form provided by the Plan Administrator for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period; provided, however, that if a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in the earlier Purchase Periods. Unless otherwise indicated, withdrawal from an Offering shall not result in a withdrawal from the Plan or any succeeding Offering therein. A Participant is prohibited from again participating in the same Offering at any time upon withdrawal from such Offering. The Company may, from time to time, impose a requirement that the notice of withdrawal be on file with the Company's payroll office for a reasonable period prior to the effectiveness of the Participant's withdrawal.

11.2     Withdrawal From the Plan
         A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Plan Administrator for such purpose and delivering such notice to the Company's payroll office. In the event a Participant voluntarily elects to withdraw from the Plan, the withdrawing Participant may not resume participation in the Plan during the same Offering Period, but may participate in any subsequent Offering under the Plan by again satisfying the definition of Participant. The Company may, from time to time impose a requirement that the notice of withdrawal be on file with the Company's payroll office for a reasonable period prior to the effectiveness of the Participant's withdrawal.

11.3     Return of Payroll Deductions
         Upon withdrawal from an Offering pursuant to Section 11.1 or from the Plan pursuant to Section 11.2, the withdrawing Participant's accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest, to the Participant, and the Participant's interest in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

SECTION 12.  AUTOMATIC WITHDRAWAL FROM AN OFFERING

         If the fair market value of the Stock on a Purchase Date of an Offering (other than the final Purchase Date of such Offering) is less than the fair market value of the shares on the Offering Date for such Offering and the Plan Administrator has established that the Purchase Price for the Offering may be the lesser of the fair market value (or a percentage thereof) of the Stock on the Offering Date and the fair market value of the Stock on the Purchase Date, then every Participant shall automatically (a) be withdrawn from such Offering at the close of such Purchase Date and (b) after the acquisition of Stock for such Purchase Period, be enrolled in the Offering commencing on the first business day subsequent to such Purchase Period.

SECTION 13.  TERMINATION OF EMPLOYMENT

         Termination of a Participant's employment with the Company for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant's participation in the Plan. In such event, the payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant's death, to the Participant's legal representative, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 13.

SECTION 14.  RESTRICTIONS UPON ASSIGNMENT

         An Option granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and is exercisable during the Participant's lifetime only by the Participant. The Plan Administrator will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will or the laws of descent and distribution, of the Participant's interest in the Plan, of his or her Option or of any rights under his or her Option.

SECTION 15.  EXCHANGE ACT HOLDING PERIOD

         Disposition of the shares of Stock obtained upon exercise of the Option within six months of the Purchase Date by persons required to file Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act could result in short-swing liability under Section 16(b) of the Exchange Act.

SECTION 16.  NO RIGHTS OF SHAREHOLDER UNTIL CERTIFICATE ISSUED

         With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the shares have been issued following exercise of the Participant's Option.

SECTION 17.  AMENDMENT OF THE PLAN

         The Board may amend the Plan in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Rule 16b-3 under the Exchange Act, Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will
(a) increase the total number of shares as to which Options may be granted under the Plan, (b) materially modify the class of persons eligible to receive Options, (c) materially increase the benefits accruing to Participants under the Plan, (d) decrease the Purchase Price below a price computed in the manner stated in Section 8, or (e) otherwise require shareholder approval under any applicable law or regulation.

SECTION 18.  TERMINATION OF THE PLAN

         The Company's shareholders or the Board may suspend or terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Company's shareholders or the Board, the Plan shall terminate on, and no Options shall be made after April 30, 2006, except that such termination shall have no effect on Options made prior thereto. No Options shall be granted during any period of suspension of the Plan.

SECTION 19.  NO RIGHTS AS AN EMPLOYEE

         Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Parent Corporation or Subsidiary Corporation or to affect the right of the Company and the Parent Corporations and Subsidiary Corporations to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

SECTION 20.  EFFECT UPON OTHER PLANS

         The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Parent Corporation or Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary Corporation to
(a) establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

SECTION 21.  ADJUSTMENTS

21.1     Adjustment of Shares
          In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then the Plan Administrator, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in the maximum number of shares of Stock subject to the Plan as set forth in
     Section 4. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding.

21.2     Limitations
          The grant of Options will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 22.  GENERAL

22.1     Registration; Certificates for Shares
          The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

22.2     Compliance With Rule 16b-3
          It is the Company's intention that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 under the Exchange Act, and if any Plan provision is later found not to be in compliance with such Rule, the provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

SECTION 23.  EFFECTIVE DATE

         The Plan's effective date is the date on which it is approved by the Company's shareholders.